Exhibit 99.1

The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.)
Announces Closing of Merger with MVP REIT, Inc.

(Las Vegas, Nevada, December 15, 2017) – The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) ("The Parking REIT") announced today the closing of the merger (the "Merger") of MVP Merger Sub, LLC, its wholly-owned subsidiary, with MVP REIT, Inc. ("REIT I") and that it has been renamed as The Parking REIT, Inc. As a result of the Merger, The Parking REIT's investment portfolio now consists of more than $280 million in assets, consisting of 44 parking facilities located in 15 states.
The Merger was previously approved by REIT I's stockholders, with over 83% of the votes cast being voted in favor of the Merger.
"The Parking REIT is unique in that it invests solely in parking structures and facilities, a compelling asset class that we believe provides us and our stockholders with tremendous upside opportunities," said Mike Shustek, president, chief executive officer and chairman of the board of The Parking REIT. "We believe that the merger of the previously separate MVP REITs will create a company greater than the sum of its parts, and create greater opportunities for us to unlock greater value for our stockholders."
About The Parking REIT, Inc.
The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT formed to invest primarily in parking lots and facilities in the United States and Canada.
The Parking REIT is managed by MVP Realty Advisors, LLC.
For more information, please visit TheParkingREIT.com.

Forward-Looking Statements
Certain statements made in this press release are "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the expectations of The Parking REIT regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, The Parking REIT's plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to The Parking REIT, including regarding future dividends and market valuations, and other statements that are not historical facts.